EXHIBIT 3(iv)

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

NAPCO SECURITY TECHNOLOGIES, INC.

NAPCO SECURITY TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:That at a meeting of the Board of Directors of NAPCO SECURITY TECHNOLOGIES, INC (the “Company”), resolutions were duly adopted setting forth a proposed amendment to the Company’s Certificate of Incorporation, declaring said amendment to be advisable and directing that said amendment be considered at the 2021 Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article Fourth of the Amended and Restated Certificate of Incorporation of the Company be, and hereby is, amended to read in its entirety as follows:

“Fourth: The total number of shares that the Corporation be authorized to issue is 100,000,000 shares of common stock, $.01 par value per share.”

SECOND:That thereafter, pursuant to resolution of its Board of Directors, the 2021Annual Meeting of Stockholders was duly called and held at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed this 6th day of December, 2021.

NAPCO SECURITY TECHNOLOGIES, INC.

By:s/Kevin Buchel

Kevin S. Buchel

Executive Vice President